WesMark Funds

Item 77Q(1)(e) – New or Amended Investment Advisory Contracts

The Second Amendment to the Investment Advisory Agreement for WesMark Funds (the “Registrant”), effective February 28, 2017, was filed as an Exhibit d(vii) to Post-Effective Amendment No. 39 to the Registrant's Registration Statement, Accession Number 0001398344-17-002598, and is hereby incorporated by reference in response to Item 77Q1(d) of the Registrant's Form N−SAR.